Exhibit No. 10.23
ADDENDUM TO PROMISSORY NOTE CONVERSION AGREEMENT

This Addendum to Promissory Note Conversion Agreement (“Addendum”) is entered into as of the 18th day of June, 2007 by and between Shearson Financial, Inc., a Nevada corporation (“Shearson”) for purposes of this Addendum, “Shearson” included any predecessors in interest of Shearson Financial, Inc., and La Jolla Cove Investors, Inc., a California corporation (“LJCI” ).

WHEREAS, LJCI and Shearson are parties to that certain Promissory Note Conversion Agreement dated as of January 29, 2007 (“Conversion Agreement”); and

WHEREAS, the parties desire to amend the Conversion Agreement in certain respects.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Shearson and LJCI agree as follows:

1.	All terms used herein and not otherwise defined herein shall have the definitions set forth in the Conversion Agreement.

2.	The first recital of the Conversion Agreement is hereby amended and restated in its entirety as follows:

“WHEREAS, LJCI has purchased, and/or will be purchasing, certain Promissory Notes (such a “Promissory Note,” and collectively, the “Promissory Notes”) issued by Shearson to various individuals and/or entities, as set forth in more detail on Exhibit A attached hereto; and”

3.
The following promissory note shall be added to Exhibit A of the Conversion Agreement as of the date hereof and shall be incorporated therein and into the Conversion Agreement by this reference, such that such promissory note referenced below shall constitute a Promissory Note, as such term is defined in the Conversion Agreement:

a.
Promissory Note issued by Shearson to BT Venture Fund, I, L.P., a Delaware limited partnership, dated on or about September 1, 2004 in the principal amount of $ 523,750 (the “September 2004 Promissory Note”).

4.	Section 1 of the Conversion Agreement is hereby amended and restated in its entirety as follows:

“1.            Conversion Right:  Each of LJCI and Shearson agree that each Promissory Note shall be converted or exchanged (each, a “Conversion”), through one or a series of such Conversions, up to the full principal balance thereof and any accrued and unpaid interest thereon, into shares of the common stock of Shearson (the “Shearson Common Stock”) (calculated as to each such conversion to the nearest 1/100th. Of a share) The number of shares of Shearson Common Stock into which the Promissory Notes may be converted is equal to the dollar amount of the Promissory Note, or portion thereof, being converted divided by the Conversion Price.  The Conversion Price shall be equal to 82% of the average of the volume weighted average price of the shares of the Shearson Common Stock during the five trading days prior tot LJCI’s election to convert.  Upon the conversion of the full principal blanc and all accrued and unpaid interest of each Promissory Note into shares of the Shearson Common Stock, as set forth above, no further rights shall exist under such Promissory Note with respect to the collection of interest or other amounts under the Promissory Note by the holder thereof.

For so long as Shearson honors the terms of each Conversion Notice delivered by LJCI to Shearson and affects each such Conversion as submitted by LJCI within the applicable time periods set forth in this Agreement, LJCI shall not otherwise demand cash payment upon any outstanding sums of principal and accrued and unpaid interest under the Promissory Notes.  In the event that Shearson refuses or otherwise fails to honor any Conversion Notice submitted to Shearson by LJCI and/or Shearson fails to effect such Conversion within the applicable time period set forth herein, LJCI shall have the right, at LJCI’s sole discretion, to declare any or all amounts, including outstanding principal and accrued and unpaid interest, under the Promissory Notes immediately due and payable by Shearson and Shearson shall deliver such payment for all such outstanding sums owed under the Promissory Notes to LJCI within five days of LJCI’s demand for payment thereof.”

5.	The following Section 2(e) is hereby added to the Conversion Agreement:

“2.(e) LJCI may effect a Conversion of all or any portion of any of the Promissory Notes by telecopying or otherwise delivering to Shearson an executed notice setting forth the amount and identity of all or any portion of the Promissory Notes that is to be so converted or exchanged for Shearson Common Stock (the “Conversion Notice”).  No other action on the part of LJCI shall be required to so effect such Conversion.”

6.	Section 4 of the Conversion agreement is hereby amended and restated in its entirety to read as follows:

“4. Certain Conversion Limits:  For the period during which LJCI holds any of the Promissory Notes, if and to the extent that, on any date, the holding by LJCI of the Promissory Notes would result in LJCI being deemed the beneficial owner of more than 4.99% of the then Outstanding shares of the common stock of Shearson, then LJCI shall not have the right, and Shearson shall not have the obligation, to convert or exchange any portion of the Promissory Notes as shall cause LJCI to be deemed the beneficial owner of more than 4.99% of the then Outstanding shares of the common stock of Shearson.  If any court of competent jurisdiction shall determine that the foregoing limitation is ineffective to prevent LJCI from being deemed the beneficial owner of more than 4.99% of the then Outstanding shares of the common stock of Shearson, then Shearson  shall prepay such portion of the Promissory Notes as shall cause LJCI not be deemed the beneficial owner of more than 4.99% of the then Outstanding shares of the common stock of Shearson.  Upon such determination by a court of competent jurisdiction, LJCI shall have no interest in or rights under such portion of the Promissory Notes that is so prepaid.  Such prepayment shall be for cash at a prepayment price of one hundred and then percent (110%) of the principal amount thereof, thgether with all accrued and unpaid interest thereon to the date of prepayment.  For purposes of this Section, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated there under.  “Outstanding” when used with reference to the common stock of Shearson means, on any date of determination, all issued and outstanding shares of the common stock of Shearson, and includes all such shares of the common stock of Shearson issuable in respect of outstanding scrip or any certificates representing fractional interests in such shares of the common stock of Shearson; provided, however, that any such shares of the common stock of Shearson directly or indirectly owned or held by or for the account of Shearson or any subsidiary of Shearson shall not be deemed “Outstanding” for purposes hereof.”

7.	Except as specifically amended therein, all other terms and conditions of the Conversion agreement shall remain in full force and effect.

8.	This Addendum may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same document.

IN WITNESS WHREEOF, Shearson Financial, Inc. and La Jolla Cove Investors, Inc., have caused this Addendum to be signed by its duly authorized officers on the date first set forth above.

Shearson Financial, Inc.		La Jolla Cove Investors., Inc.

By:	/s/ Michael A. Barron	By:	/s/ Travis Huff

Name:	Michael A. Barron	Name:	Travis Huff

Title:	CEO	Title:	Portfolio Manager